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                                                                    Exhibit 23.2

The Board of Directors
The Thaxton Group, Inc.



We consent to the use in this Post-Effective Amendment No. 1, dated April 26, 2002, to the Registration Statement on Form SB-2 (No. 333-55022) of The Thaxton Group, Inc. of our report dated March 8, 2002, related to the audits of the consolidated financial statements of The Thaxton Group, Inc. at December 31, 2001 and 2000, and for each of the years in the three year period then ended, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Cherry, Bekaert & Holland, L.L.P.





Charlotte, North Carolina
April 25, 2002